Standard Register

600 Albany St.  ·  Dayton, OH   45408

Investor and media contact:

937.221.1000  ·  937.221.1486 (fax)

Shaun C. Smith  ·  937.221.1504

www.standardregister.com

shaun.smith@standardregister.com

NEWS RELEASE

For Release on July 24, 2009 at 8 a.m. EDT

Standard Register Reports Improved Second Quarter 2009 Financial Results

DAYTON, Ohio (July 24, 2009) – Standard Register (NYSE: SR) today reported its financial results for the second quarter ended June 28, 2009.

Results of Operations

Net Income for the second quarter 2009 was $3.2 million or $0.11 per share, compared to $1.4 million or $0.05 per share in the comparable quarter of 2008.  For the first six months, a net loss of $7.8 million or $0.27 per share compares to net income of $3.9 million or $0.14 per share in the prior year.  The year to date net loss was primarily due to considerable non-cash pension settlement charges of $11.9 million or $0.41 per share on an after-tax basis.  Cash flow on a net debt basis was strong in the quarter at $7.8 million due to the reduction in the dividend payment, additional cost savings and improvements in working capital.

Revenue for the quarter was $171.0 million, compared to $198.8 in the same quarter of 2008.  On a year to date basis, revenue was $345.6 versus $406.0 in the prior year.  “Our revenue continues to be challenged by significant unit declines in our traditional product offerings; however, we are seeing an increased level of activity in our core markets,” said Joe Morgan, president and chief executive officer.  “The majority of the unit decline is related to economic weakness and advancements in the use of technology,” added Morgan.  Despite the shortfall of $27.8 million in revenue in the quarter, gross margins as a percent of revenue remained stable at 31.7 percent compared to 32.0 percent in the prior year.  “Our 2008 $33 million cost reduction plan, coupled with the successful achievement of $40 million in 2007, continued to positively impact gross margins while reducing SG&A expenses,” added Morgan.  SG&A was $48.2 million in the quarter versus $61.5 million in the prior quarter, down $13.3 million.

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Capital expenditures were $5.0 million through the first half and are expected to end the year in the $10-13 million range.  Pension funding was $14.5 million through six months with an additional $10.5 million currently planned for the balance of the year.

Dividend

Standard Register’s board of directors today declared a quarterly dividend of $0.05 per share to be paid on September 4, 2009, to shareholders of record as of August 21, 2009.  The board will consider future dividend payments on a quarter-by-quarter basis in accordance with its normal practice.

Conference Call

Standard Register’s president and chief executive officer Joe Morgan and chief financial officer Bob Ginnan will host a conference call at 10 a.m. EDT on July 24, 2009, to review the second quarter results.  The call can be accessed via an audio web cast which is accessible at:  http://www.standardregister.com/investorcenter.

Presentation of Information in This Press Release

This press release may contain information that is non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles.  The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.  In particular, we will segregate and highlight cash flows related to restructuring and contributions to our qualified pension plan, both of which are carefully monitored by management and have a significant and variable impact on cash flow.  In addition, because our outstanding debt is borrowed under a revolving credit agreement which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivable balances and letters of credit), we measure cash flow performance prior to debt borrowing or repayment.  In effect, we evaluate cash flow as the change in net debt (total debt less cash and cash equivalents).

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.

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It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises.  More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2009 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel. Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 28, 2008.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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THE STANDARD REGISTER COMPANY
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share amounts)
Second Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
28-Jun-09	29-Jun-08		28-Jun-09	29-Jun-08
$171,015	$198,827	TOTAL REVENUE	$345,635	$406,012
116,833	135,180	COST OF SALES	237,218	277,580
54,182	63,647	GROSS MARGIN	108,417	128,432
		COSTS AND EXPENSES
48,270	61,490	Selling, general and administrative	100,057	121,051
-	(746)	Pension curtailments and settlements	19,747	(746)
850	-	Asset Impairment	850	164
(394)	(4)	Restructuring and other exit costs	207	5
48,726	60,740	TOTAL COSTS AND EXPENSES	120,861	120,474
5,456	2,907	INCOME (LOSS) FROM CONTINUING OPERATIONS	(12,444)	7,958
		OTHER INCOME (EXPENSE)
(333)	(523)	Interest expense	(636)	(1,284)
209	47	Other income	257	129
(124)	(476)	Total Other Expense	(379)	(1,155)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
5,332	2,431	BEFORE INCOME TAXES	(12,823)	6,803

2,158	1,041	Income Tax Expense (Benefit)	(5,021)	2,919
3,174	1,390	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(7,802)	3,884
		DISCONTINUED OPERATIONS
-	2	Gain on sale of discontinued operations, net of taxes	-	4
$3,174	$1,392	NET INCOME (LOSS)	($7,802)	$3,888

28,833	28,754	Average Number of Shares Outstanding - Basic	28,816	28,745
28,834	28,773	Average Number of Shares Outstanding - Diluted	28,816	28,759
$0.11	$0.05	BASIC AND DILUTED INCOME (LOSS) PER SHARE	($0.27)	$0.14
$0.05	$0.23	Dividends Paid Per Share	$0.28	$0.46

		BALANCE SHEET
		(In Thousands)	28-Jun-09	28-Dec-08
		ASSETS
		Cash & Short Term Investments	$240	$282
		Accounts Receivable	100,981	112,810
		Inventories	34,938	38,718
		Other Current Assets	23,108	22,060
		Total Current Assets	159,267	173,870
		Plant and Equipment	95,037	102,071
		Goodwill and Intangible Assets	6,848	7,752
		Deferred Taxes	102,006	114,121
		Other Assets	16,244	15,563
		Total Assets	$379,402	$413,377
		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$33,480	$159
		Current Liabilities	72,310	87,296
		Deferred Compensation	7,272	8,362
		Long-Term Debt	-	33,840
		Retiree Healthcare	7,652	8,063
		Pension Liability	200,098	235,457
		Other Long-Term Liabilities	5,798	5,231
		Shareholders' Equity	52,792	34,969
		Total Liabilities and Shareholders' Equity	$379,402	$413,377